Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2017 Earnings Release
April 25, 2017

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2017 Results
Cat Financial reported first-quarter 2017 revenues of $662 million, an increase of $19 million, or 3 percent, compared with the first quarter of 2016. First-quarter 2017 profit was $115 million, a $15 million, or 15 percent, increase from the first quarter of 2016.
The increase in revenues was due to a $24 million favorable impact from higher average financing rates and a $12 million favorable impact from miscellaneous revenue items, partially offset by a $17 million unfavorable impact from lower average earning assets.
Profit before income taxes was $167 million for the first quarter of 2017, compared with $145 million for the first quarter of 2016. The increase was primarily due to a $13 million decrease in provision for credit losses and a $9 million favorable impact from miscellaneous revenue items.
The provision for income taxes reflects an estimated annual tax rate of 30 percent in the first quarter of both 2017 and 2016.
During the first quarter of 2017, retail new business volume was $2.34 billion, an increase of $47 million, or 2 percent, from the first quarter of 2016. The increase was primarily related to higher volume in Asia/Pacific and North America, partially offset by decreases in Caterpillar Power Finance and Latin America.
At the end of the first quarter of 2017, past dues were 2.64 percent, compared with 2.78 percent at the end of the first quarter of 2016. Write-offs, net of recoveries, were $15 million for the first quarter of 2017, compared with $31 million for the first quarter of 2016.
As of March 31, 2017, the allowance for credit losses totaled $346 million, or 1.28 percent of finance receivables, compared with $340 million, or 1.21 percent of finance receivables at March 31, 2016. The allowance for credit losses at year-end 2016 was $343 million, or 1.29 percent of finance receivables.
"Our portfolio and business performed well, reflecting a stable portfolio and good operational execution," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team delivered solid results and we continue to be well-positioned to serve Caterpillar, Cat dealers and customers worldwide."

For over 35 years, Cat Financial, a wholly owned subsidiary of Caterpillar Inc., has been providing financial service excellence to customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines, and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia and Europe, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Corrie Scott, 309-675-0425 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2017 VS. FIRST-QUARTER 2016
(ENDED MARCH 31)
(Millions of dollars)

	2017	2016	CHANGE
Revenues	$662	$643	3%
Profit Before Income Taxes	$167	$145	15%
Profit	$115	$100	15%
Retail New Business Volume	$2,340	$2,293	2%
Total Assets	$34,732	$35,340	(2)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and disruptions in the global financial and credit markets, and changes in laws and regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed on February 15, 2017 for the fiscal year ended December 31, 2016, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.